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                                                                    EXHIBIT 23.2



               Consent of Ernst & Young LLP, Independent Auditor

We consent to the reference of our firm under the caption "Experts" in the Registration Statement on Form S-3, Amendment No. 1, and related Prospectus of BriteSmile, Inc. for the registration of 5,908,571 shares of its common stock and warrants and to the incorporation by reference therein of our reports dated March 2, 2001, except for Note 1 as to which the date is March 28, 2001, with respect to the consolidated financial statements of BriteSmile, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2000, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP

Walnut Creek, California
May 30, 2001